Exhibit 99.1

NEWS RELEASE—for immediate release

Alexza Announces Extension of the ADASUVE™ PDUFA

Goal Date by Three Months

New PDUFA Goal Date is May 4, 2012

Mountain View, California – January 23, 2012 – Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the U.S. Food and Drug Administration (FDA) will require additional time to complete its review of the New Drug Application (NDA) for ADASUVE™ (Staccato® loxapine). In a notice received from the FDA, the Prescription Drug User Fee Act (PDUFA) date for the ADASUVE NDA has been extended from February 4, 2012, to May 4, 2012.

The FDA notified Alexza that its January 10, 2012 submission to the NDA, updating the proposed Risk Evaluation and Mitigation Strategy (REMS) program, has been designated as a major amendment. The FDA exercised its option to extend the PDUFA goal date to provide time to complete the review when a sponsor submits materials the FDA considers a major amendment to an NDA within three months of the PDUFA goal date. Alexza has submitted this amendment to the NDA, among others, to address topics discussed during the December 12, 2011 Psychopharmacologic Drugs Advisory Committee meeting on the ADASUVE application.

“We continue to believe that we are on a pathway to gain approval of ADASUVE in the United States,” stated Thomas B. King, President and Chief Executive Officer of Alexza Pharmaceuticals. “We appreciate the efforts of the FDA to complete their review of our NDA and we will continue to support the continued review of the NDA.”

About ADASUVE (Staccato loxapine) and the Staccato System

ADASUVE is an anti-agitation product candidate that combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic currently available in the U.S. as an oral formulation for the management of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a medication comparable to intravenous administration, but with greater ease, patient comfort and convenience. Click here to see an animation of how the Staccato system works. In clinical studies, ADASUVE has shown an onset of effect in 10 minutes of dosing, which is the first time point measured in the Phase 3 clinical studies. The ADASUVE NDA contains efficacy and safety data from more than 1,600 patients and subjects, who have been studied in thirteen different clinical trials.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted in August 2011, completed an advisory committee meeting in December 2011, received a notice of extension of the Prescription Drug User Fee Act (PDUFA) goal date in January 2012, and has a new Prescription Drug User Fee Act (PDUFA) goal date of May 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings, the potential of the

Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Common-wealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com